Exhibit 10.12
                             CARRIAGE SERVICES, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT


      THIS AGREEMENT, dated effective as of November 8, 1999, by and between CARRIAGE SERVICES, INC., a Delaware corporation (hereinafter called the "Company"), and MARK W. DUFFEY, a resident of Houston, Texas (hereinafter called the "Executive");

                              W I T N E S S E T H:

      That for and in consideration of TEN and NO/100 DOLLARS ($10.00) and other good and valuable consideration the receipt and sufficiency of which are hereby confessed and acknowledged by the Executive, the Company does hereby agree to continue to employ, and the Executive hereby agrees to continue to be an employee of the Company, under the following terms and conditions, to-wit:

1.    DEFINITIONS

      For the purposes of this Agreement, the following terms shall have the meanings specified in this Paragraph 1:

            A. "Company" means Carriage Services, Inc.

            B. "Affiliate" means any corporation, general or limited partnership, limited liability company joint venture or other business entity that (i) is owned by or (ii) owns the Company. For the purposes of this definition, ownership, directly or indirectly, of 50% or more of the capital stock having the right to vote for directors of a corporation, or 50% or more of the equity interest of a general or limited partnership, joint venture or other business entity, shall constitute ownership thereof.

            C. Confidential Information" means trade secrets and business information of the Company or any Affiliate which is not generally known by others, including, by way of illustration and not limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contracts within the customer's organization or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks, whether or not such information has been reduced to documentary form.

            D. "Conflicting Product or Service" means any product or service which competes with or is designed to compete with a product or service sold by the Company or any Affiliate, about which Executive has acquired or acquires Confidential Information.

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            E. "Conflicting Organization" means any person, firm, association or corporation which is engaged in or is about to become engaged in development, production, marketing or selling of, a Conflicting Product or Service in a market or territory in which the Company or any Affiliate offers or intends to offer products or services that would compete with the Conflicting Product or Service.

            F. "Cause" shall mean that the Executive has

                  (a) failed to cure, after reasonable notice of not less than thirty (30) days, a material breach of any of the terms of this Agreement;

                  (b) been convicted of a felony involving moral turpitude,
            fraud, theft, embezzlement, assault, battery, rape or other violent act or another crime; or

                  (c) engaged in willful misconduct in the performance of the duties and services required of the Executive pursuant to this Agreement that has a material adverse effect on the Company; provided, however, no act or failure to act shall be deemed "willful" if due primarily to an error in judgment or negligence or if made in good faith and with reasonable belief that such act is in the best interest of the Company.

            G. "Board of Directors" means the board of directors of the Company.

            H. "Monthly Severance Payment" with respect to the Executive shall be equal the quotient resulting from dividing (a) the aggregate sum of all salary paid to, and incentive bonuses earned by, the Executive pursuant to this Agreement and prior employment with the Company during the three year period ended December 31 of the year prior to the date of termination of the Executive's employment by (b) 36. For purposes hereof, (i) the amount of the incentive bonus in said clause (a) shall be deemed to be $53,300 for 1997, $130,000 for 1998 and $200,000 for 1999; and (ii) in the event any non-cash consideration is included in any such incentive bonus in 2000 or thereafter, such non-cash consideration shall be included at the value reasonably assigned by the Board of Directors or the Compensation Committee thereof at the time such bonus is awarded or, in the absence of any such value determination, at the fair market value determined by independent appraisal.

            I. "Expiration Date" shall initially be November 30, 2004, provided that commencing on December 31, 2002 and at the end of each calendar month thereafter during which the Executive performs services hereunder, the Expiration Date shall automatically be extended for an additional month unless, not later than 90 calendar days prior to the end of any calendar month commencing with December 2002, the Company or the Executive shall have given written notice that it or he, as the case may be, does not wish to have the term extended. If the Executive's employment hereunder is terminated by either party at any time for any reason, the Expiration Date shall thereupon no longer be automatically extended.

2.    TERM AND TERMINATION

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      A. Subject to the termination provisions herein contained, the employment of Executive by the Company pursuant to this Agreement commenced as of the 4th day of November, 1999, and continue thereafter until terminated in accordance with this paragraph 2 or, if not earlier so terminated, until the Expiration Date (the "Employment Term").

      B. If the Executive dies during the term of the Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or his estate except that the Company shall pay to the Executive's estate (i) on the next regular payroll payment date the unpaid salary through the date of death, and (ii) on or before April 15 of the next succeeding year a proportionate part of the incentive bonus as provided in paragraph 3B hereof as is in the same ratio to the full bonus as the number of days in the year until the date of death is to 365.

      C. If, during the term of this Agreement, the Executive, by reason of a disability, (I.E., a physical or mental impairment), cannot perform each of the essential functions of his position, with reasonable accommodation, for a period of one hundred eighty consecutive days, the Company, on thirty days prior written notice to the Executive, may terminate this Agreement as of the date specified in the notice. In the event of a termination pursuant to this paragraph 2C, the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Executive, or his estate in the event of his subsequent death: (i) that portion of the Executive's salary through the 30th day after notice of termination and (ii) on or before April 15 of the next succeeding year, the Company shall pay to the Executive a proportionate part of the incentive bonus as provided in paragraph 3B hereof as is in the same ratio to the full bonus as the number of days in the year until the date of termination is to 365.

      D. At any time prior to the Expiration Date of this Agreement the Company may terminate this Agreement for Cause (as herein defined) without further obligation or liability hereunder to the Executive, his spouse, estate, heirs or assignees except for the obligation of the Company to pay to the Executive his salary earned through the date of discharge.

      E. The Executive may give written notice of voluntary termination of employment at any time, and upon giving of the notice, the employment shall terminate on the earlier of the date set forth in the notice or 30 days after the notice is received by the Company ("Voluntary Termination Date"). Upon the Voluntary Termination Date, the Company shall have no further obligation or liability hereunder to the Executive, his spouse, heirs or estate, except to pay to the Executive any unpaid salary earned through the Voluntary Termination Date (subject to the terms of any other employee benefit plan of the Company in which the Executive participates).

      F. The Company may terminate the employment of the Executive at any time WITHOUT CAUSE upon written notice to the Executive of such termination, which notice shall set forth the date of termination ("Without Cause Termination Date"). Upon the Without Cause Termination Date, the Company shall have no further obligation or liability hereunder to the Executive or his spouse, heirs or estate, except that (i) after the Without Cause Termination Date and continuing monthly until the later of the Expiration Date or two years after the termination date, or if

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earlier the last day of the month following the date of death of the Executive, the Company shall pay to the Executive each month, in accordance with the Company's payroll policies then in effect, an amount equal to the Monthly Severance Payment, (ii) on or before April 15 of the next succeeding year following the Without Cause Termination Date the Company shall pay to the Executive a proportionate part of the incentive bonus as provided in paragraph 3B hereof as is in the same ratio to the full bonus as the number of days in the calendar year up to the Without Cause Termination Date is to 365 and (iii) after the Without Cause Termination Date and continuing monthly during the period the Executive is receiving the Monthly Severance Payments specified in subparagraph F(i) above, Executive and his family shall be entitled to participate in any welfare benefit plans, programs, or policies in which Executive and his family were participating at the time of his termination of employment for group and/or executive life, accident, health, dental, or medical/hospital insurance (whether funded by actual insurance or self insured by the Company); provided, however, that the rights of the Executive and his family thereunder shall be governed by the terms thereof and shall not be enlarged hereunder.

      G. Any termination of the employment relationship, whether termination is effected by the Company or the Executive, shall be without prejudice to or waiver of the obligations of the Executive to maintain in secrecy and confidence all Confidential Information, pursuant to paragraph 5 hereof and not to render prohibited services to any Conflicting Organization, pursuant to paragraph 6 hereof.

3.    EMPLOYMENT AND SALARY

      A. During the Employment Term, the Company shall employ the Executive and the Executive shall serve in the employ of the Company at a continuing salary of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) per year, subject to increases as provided below (the "Annual Base Salary"), payable in accordance with the Company's payroll policies applicable to executives as established by the Company from time to time. The Board of Directors shall review and in its sole discretion may increase Executive's Annual Base Salary annually commencing for 2000. Once established at a specified increased rate, the Annual Base Salary shall not thereafter be reduced.

      B. During the Employment Term, the Executive shall also be entitled to be paid an incentive bonus in an amount, if any, as shall be determined by the Board of Directors (or the Compensation Committee thereof) in its sole discretion. The incentive bonus, if any, shall be paid prior to the close of business on April 15 of each year. Except for termination by reason of death or disability or termination WITHOUT CAUSE, the incentive bonus shall not be earned in whole or in part, until the close of business on December 31 of each year ("Bonus Entitlement Date") and shall be paid annually prior of the close of business on April 15 following the Bonus Entitlement Date. Termination for Cause pursuant to paragraph 2D or voluntary termination pursuant to paragraph 2E shall terminate the right of the Executive to receive any incentive bonus under this paragraph 3B that has not yet been earned; provided that any termination of employment after the incentive bonus has been earned, but prior to its payment, shall not terminate the Executive's right to receive such incentive bonus. The incentive bonus for 1999 performance was in the amount of $200,000 and was paid to the Executive on or about November 8, 1999.

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      C. The Executive shall receive such further benefits as may be accorded other executives under the established plans and programs of the Company to the extent the executive is eligible for participation therein based on the eligibility criteria applicable to other Executives, all as determined by the Company from time to time in its sole discretion.

      D. The Executive shall be entitled to receive reimbursement for, or seek payment directly by the Company of, all reasonable expenses incurred by the Executive in the performance of his duties under this Agreement. The Executive shall use his best efforts to obtain approval prior to incurring any expenses. Unreasonable expenses or expenses out of the ordinary course of business not approved in advance shall not be reimbursed by the Company. Neither shall the Company be obligated to reimburse expenses if reimbursement is not sought on a timely basis.

4.    DUTIES

      The Executive shall serve the Company in an executive capacity and shall report to, and be subject to the general direction and control of, the Chief Executive Officer of the Company. The Executive shall perform such duties and responsibilities and in such capacities as may be established by the Board of Directors and the Chief Executive Officer from time to time. The Executive shall perform his duties and discharge his obligations well and faithfully and to the utmost of his ability, and shall use his best efforts to promote the success, reputation and good will of the Company and its Affiliates. The Executive also agrees to perform, without additional compensation, such services for any Affiliate as the Board of Directors may designate; provided that the Executive's performance of duties and services for any Affiliate shall not unreasonably be added to the time required for performance of his assigned duties and services for the Company. The Company agrees that it will assign to the Executive only those duties and responsibilities of the type, nature and dignity normally assigned to an executive employee of his position in an enterprise of the size, stature and nature of the Company. In performing his duties hereunder, the Executive shall not be required to relocate outside the Houston, Texas area. The Executive agrees to devote his full business time, attention, skill and effort exclusively to the performance of his duties and responsibilities hereunder during the term of his employment and any extension or renewal thereof. In addition, except for such personal and business investment activities as are essentially passive in nature and do not involve any breach of fiduciary duty or duty of loyalty to the Company or its Affiliates, the Executive shall not, during the term of his employment hereunder, engage in any other activity, whether or not such activity is conducted or pursued for gain, profit or other pecuniary advantage, if it conflicts or interferes with or adversely affects in any material respect the performance or discharge of Executive's duties and responsibilities hereunder. Without the prior written consent of the Company the Executive shall not, during the term of his employment hereunder, serve as a principal, partner, employee, officer, consultant, advisor or director of any other business concern conducting business for profit except for such personal and business investment activities as are essentially passive in nature.

      The Executive acknowledges that the Executive is employed in an executive and administrative position that is not subject to overtime pay under the federal wage and hour law.

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5.    COVENANT OF SECRECY

      The Executive agrees that, except as required by his duties to the Company, he will not:

            A. disclose or use for himself or others Confidential Information during or after his employment with the Company, except as required by law (provided that the Executive shall first advise the Company of any proposed disclosure to afford the Company the opportunity to take any protective measures); or

            B. except as is necessary in the performance of his duties, take any documents or physical objects constituting or containing Confidential Information from facilities of the Company or its Affiliates, without first obtaining written authorization from the Company. The Executive agrees to return to the Company all documents or other physical objects constituting or containing Confidential Information and all reproductions thereof upon request, and in any event immediately upon termination by either party for any reason of his employment with the Company.

6.    RESTRICTIVE COVENANT

      A. In consideration for the agreement to employ the Executive and to provide Monthly Severance Payments under the conditions described in paragraph 2F, and the other valuable consideration provided to the Executive hereunder:
(1) during the term hereof, the Executive shall not: (i) either directly or indirectly, for himself or any third party, divert or attempt to divert any existing business of the Company, or (ii) either directly or indirectly, for himself or any third party, cause or induce any present or future employee of the Company to accept employment with another employer; or (2) during the two-year period commencing upon the termination of the Executive's employment hereunder by either party for any reason and during the period the Executive is to receive the Monthly Severance Payments the Executive shall not, within 50 miles of any facility owned or operated by the Company or any Affiliate, render advice or service to, or otherwise assist a Conflicting Organization. The Company and Executive expressly agree that in the event that Executive is entitled to receive Monthly Severance Payments pursuant to paragraph 2F, Executive in his sole discretion may irrevocably elect to forego such payments and thereafter shall not be prevented from rendering advice or service to, or otherwise assist a Conflicting Organization following Executive's termination of employment; provided, however, Executive shall not be relieved his obligations contained in paragraph 5.

      B. Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique, and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of the covenants contained in paragraphs 5 and/or 6, the Company shall be entitled, if it so elects, to suspend (if applicable) salary payments, Monthly Severance Payments and bonus payments and/or to institute and prosecute proceedings in any court of competent jurisdiction to enforce through injunctive relief such covenants. The Executive acknowledges and agrees that there is no adequate remedy at law for his violation of such covenants and that in light of the numerous years and the scope of his Executive-level responsibilities with the Company, the restrictions as to time, geographic scope and scope of activities restrained in paragraph

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6A and 6C are both reasonable and necessary to protect the goodwill and other legitimate business interests of the Company. Indeed, the Executive acknowledges that the term of his employment hereunder, the post employment Monthly Severance Payments and bonus payments and the amount of salary and bonus provided by the Company hereunder are in significant part provided by the Company to secure the Executive's agreement to such covenants. The Executive agrees to waive and hereby waives any requirement for the Company to secure any bond in connection with the obtaining of such injunction or other equitable relief.

      C. Both parties recognize that the covenants set forth in paragraph 6 constitute a restraint on the future employment opportunities of the Executive and as such are enforceable only to the extent necessary to protect and preserve to the Company its valuable goodwill and other legitimate business interests including but not limited to Confidential Information ("Protectable Interests"), as they now exist and may be developed and expanded prior to the termination of the Executive's employment hereunder. The Company and the Executive recognize that the business of the Company and its Protectable Interests are not restricted to a single market or geographic area but extend to many different markets and geographic areas and that the duties and the executive-level activities of the Executive are applicable to all such markets and geographic areas. The Company and the Executive have entered into this Agreement with the expectation that as the business of the Company and the duties and activities of the Executive continue to expand, the Executive may acquire relationships and Confidential Information that will constitute a part of the evolving Protectable Interests of the Company. It is the parties' mutual intent that the covenants contained in paragraph 6 be limited to only those time, geographic and activity restrictions that are necessary to protect the Protectable Interests of the Company.

      D. During the period that Executive may not render advice or service to, or otherwise assist a Conflicting Organization, Executive shall refrain from making any statement, except for an isolated idle comment made in a non-business contact, which has the effect of demeaning the name or business reputation of the Company or any Affiliate, or which materially adversely affects the best interests (economic or otherwise) of the Company or any Affiliate.

7.    NOTICE

      Any notice or communication to the parties to this contract shall be deemed to have been sufficiently given for all purposes hereof if mailed by United States Mail, postage prepaid, Return Receipt Requested, addressed as follows, to-wit:

            To the Executive:  Mark W. Duffey
                               10003 Candlewood
                               Houston, Texas 77042

            To the Company:    Carriage Services, Inc.
                               1300 Post Oak Blvd., Suite 1500
                               Houston, Texas  77056-3012
                               Attention:  Chief Executive Officer

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or such other address as may be set forth in a notice given in accordance with the provisions hereof.

8.    MISCELLANEOUS

      A. This Agreement supersedes all prior agreements and understandings between the Company and the Executive with respect to the subject matter hereof and may not be changed or terminated except by an instrument in writing duly authorized by the Board of Directors and executed by the Executive and the President of the Company. Without limiting the generality of the foregoing, this Agreement supersedes and replaces the Executive Employment Agreement dated effective July 1, 1996 between the Executive and the Company.

      B. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas or any other jurisdiction in which the Company seeks to enforce paragraph 5 or 6 hereof. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holdings shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or to otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

      C. This Agreement may not be assigned by the Executive and the Executive and his spouse, heirs and estate shall not have any right to commute, encumber or dispose of any right to receive payments hereunder, it being understood that such payments and the right thereto are nonassignable and nontransferable. Subject to the limitation in the immediate preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Executive's spouse, heirs and estate, and the successors and assigns of the Company. It is specifically agreed that in the event that the Company's business or any part thereof should be sold in any fashion and this Agreement is assigned to the purchaser, the purchaser shall be entitled to specifically enforce the terms and provisions of this Agreement.

      D. The Executive represents and warrants to the Company that (i) he has fulfilled all of the terms and conditions of all prior employment agreements to which he was or has been a party and that he is not violating and will not violate any term or provision of any employment agreement or confidentiality agreement to which he is or has been a party by entering into or performing his obligations under this Agreement and (ii) he is not violating and will not violate his fiduciary duty to any prior employer by entering into or performing his obligations under this Agreement.

      E. The waiver by the Company of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Executive.

      F. Except for disputes regarding the Executive's failure to comply with paragraph 5 or 6 hereof, if a dispute arises out of or relates to this Agreement or its breach, and if the dispute cannot be settled through direct discussions, then the Company and the Executive agree first to endeavor to settle the dispute in an amicable manner by mediation, under the applicable provisions of Section

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154.002, ET SEQ., Texas Civil Practices and Remedies Code, as supplemented by the rules of the American Arbitration Association, before having recourse to any other proceeding or forum.

      G. This Agreement has been entered into by the parties in Harris County, Texas where the parties agree venue will lie for any action brought to enforce or interpret the provisions hereof.

      H. This Agreement may be executed in multiple original counterparts each of which shall be deemed an original, but all of which together shall constitute the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in Houston, Texas, effective for all purposes as of the date first above written.

                                    THE COMPANY:

                                    CARRIAGE SERVICES, INC.



                                    By__________________________________
                                      MELVIN C. PAYNE, Chairman and
                                         Chief Executive Officer

                                    EXECUTIVE:



                                    ____________________________________
                                    MARK W. DUFFEY

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